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Exhibit 22 - List of Subsidiaries

Lew Magram Ltd., a New York Corporation
Ecology Kids, Inc., a Delaware corporation
Brownstone Holdings, Inc., a Delaware corporation
Diplomat Holdings, Inc., a California corporation